CORPORATE SERVICES AGREEMENT

This corporate services agreement (the "Agreement") is entered into on this 26th day of June 2017 between:

(1)	Golar LNG Partners LP of S.E. Pearman Building, 2nd Floor, 9 Par-La-Ville Road, Hamilton, HM 11, Bermuda (“GOLAR LP”) ; and

(2)	Golar Management (Bermuda) Limited of S.E. Pearman Building, 2nd Floor, 9 Par-La-Ville Road, Hamilton, HM 11, Bermuda (“GOLAR BERMUDA”).

(hereinafter collectively referred to as the "Parties" and, individually, as a "Party").

WHEREAS:-

(A)	GOLAR LP is a limited partnership with Permit to carry on business as defined in the Permit and whose shares are listed on NASDAQ.

(B)	GOLAR BERMUDA is a wholly owned subsidiary of Golar LNG Limited and has agreed to provide corporate secretarial and other administrative services to GOLAR LP, an affiliate company.

(C)	GOLAR LP has requested that GOLAR BERMUDA provides it with various administrative services.

(D)	GOLAR BERMUDA has, on the terms set out herein, accepted such request.

NOW THEREOFRE, IT IS HEREBY AGREED as follows:

1.	Services

1.1	With effect from 1 January 2017, GOLAR BERMUDA hereby agrees to provide the following services (the “Services”) to GOLAR LP:

(a)	acting as GOLAR LP’s registered office in Bermuda;

(b)	providing the services of one of its employees as GOLAR LP’s company secretary; and

(c)	providing secretarial services in addition to the above which shall include, but not be limited to:

(i) such corporate secretarial, registrar and administration services as, from time to time, shall be required by GOLAR LP;

(ii) providing necessary staff and facilities for GOLAR LP, including the provision of the facilities required for its registered office;

(iii) keeping the register of shareholders, issuing share certificates where required, effecting share transfers, filing any applicable corporate returns and filings in Bermuda, obtaining consents of directors and making all filings required by Bermuda law for GOLAR LP;

(iv) convening shareholders’ and directors’ meetings for GOLAR LP as and when required, providing facilities for holding such meetings and preparing and keeping minutes of such meetings;

(v) preparing and forwarding to the shareholders of GOLAR LP all statements and notices which the Board of Directors of GOLAR LP is required to issue, send or serve in accordance with its bye-laws and applicable Bermuda law;

(vi) accepting service of process and any other documents or notices to be served on behalf of GOLAR LP;

(vii) effecting payment of local invoices and fees on behalf of GOLAR LP as and when required;

(viii) delivering to GOLAR LP’s CEO such corporate information on GOLAR LP as may be in the possession of GOLAR BERMUDA or as may be reasonably obtainable by it;

(ix) delivering to any person entitled to it under the terms of any agreements to which GOLAR LP is party, such information or documents which is (a) provided for under such agreements, and (b) in the possession of GOLAR BERMUDA or is reasonably obtainable by it; and

(x) give, at the request of the Board of Directors of GOLAR LP, any directions and information to any providers of services (such as auditors, accountants, financial or management advisers or counsel, as applicable) or other agents appointed by the Board of Directors or the CEO of GOLAR LNG, as the case may be.

2.	Obligations

2.1
All acts that GOLAR LP requires to be carried out by GOLAR BERMUDA or any individual or company designated by GOLAR BERMUDA as director, officer, signatory, representative and/or resident representative (the “Designees”) to perform the Services will comply with all applicable laws.

2.2	All statements and documents that GOLAR BERMUDA or the Designees may require GOLAR LNG to sign will, to the best of GOLAR BERMUDA’s knowledge and belief, be true and accurate.

2.3
GOLAR BERMUDA and the Designees may, at any time, do or refrain from doing any act if they shall, in their absolute discretion, consider it proper to do so in accordance with their duties, or if they consider it proper to do so in order to put themselves and/or GOLAR LNG in compliance with any relevant laws, guidelines, regulations, orders, decrees or similar requirements.

2.4
GOLAR LNG will keep or cause to be kept proper financial records in accordance with the requirements of the law and all government fees required to be paid will be duly paid on or before their due date and all such information as is required to enable GOLAR BERMUDA to fulfil its obligations will be made available to GOLAR BERMUDA by GOLAR LP.

3.	Authority

3.1
GOLAR BERMUDA and the Designees are expressly authorised to act on instructions or advice from GOLAR LP or any person they believe to be duly authorised to give instructions or advice on behalf of GOLAR BERMUDA, in all matters. Such instructions or advice may be communicated orally or in writing and with or without authentication.

4.	Fees

4.1
In consideration of GOLAR BERMUDA’S agreement to provide the Services, and in consideration of the acceptance by the Designees of such designations as have been made hereunder, GOLAR LP agree to pay to GOLAR BERMUDA an annual fee of USD80,000, payable semi-annually in arrears at the receipt of an invoice.

5.	Termination

Each of the Parties may, upon the expiry of thirty days’ written notice, terminate this agreement.

6.	Miscellaneous

6.1
The provisions herein shall inure for the benefit of GOLAR BERMUDA and each of the Designees and his or her successors and assigns, as if they were parties hereto and such rights and benefits are held by GOLAR BERMUDA in trust for the Designees.

6.2	This Agreement may consist of several documents in like form each executed by one or more signatory, which documents shall together constitute one and the same agreement.

For, and on behalf of                        For, and on behalf of

Golar LNG Partners LP	Golar Management (Bermuda) Limited

/s/ Andrew Whalley                        /s/ Michael Ashford
__________________________                __________________________
Signature                             Signature